Exhibit 16.1

January 30, 2008

Securities and Exchange
Commission 450 Fifth St., N.W.
Washington, DC 20549

RE: Principle Security International Inc.

Ladies and Gentlemen:

We have read the paragraph under the heading “Experts – Previous independent registered public accounting firm” made by Principle Security International Inc. on page 30 and 31 of the accompanying Form SB-2/A-3 filed with the Securities and Exchange Commission. We agree with the statements contained herein concerning our firm, but we have no basis to agree or disagree with other statements of the registrant contained therein.

Very Truly Yours,

VELLMER & CHANG
Vellmer & Chang